ARTICLES OF INCORPORATION
                                OF
                          LIL MARC, INC.

     THE UNDERSIGNED person, acting as the sole incorporator under applicable provisions of the Nevada Business Corporation Act, does hereby adopt the following Articles of Incorporation for said corporation.
                            ARTICLE I
                               NAME
     The name of the corporation is LIL MARC, INC.

                            ARTICLE II
                             DURATION
     The duration of the corporation is perpetual.

                           ARTICLE III
                             PURPOSES
     The specific purpose for which the corporation is organized is to acquire, manufacture and market the "LIL MARC" a porcelain plastic toilet training device. (a) To engage in any and to develop, market and manufacture complimentary baby products and all activities as may be reasonably related to the foregoing and following purposes.
     (b) To enter into leases, contracts and agreements, to open bank accounts and to conduct financial transactions.
     (c) To engage in any all other lawful purposes, activities and pursuits, which are substantially similar to the foregoing, or which would contribute to accomplishment of the expressed purposes of the corporation.
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     (d)  To change its primary business purpose from time to time as may be deemed advisable by the Board of Directors.
     (e) To engage in any other lawful business authorized by the laws of Nevada or any other state or other jurisdiction in which the corporation may be authorized to do business

                            ARTICLE IV
                             CAPITAL
     The corporation shall have authority to issue Five Million (5,000,000) common shares, one cent (.01) par value. There shall be only one class of authorized shares, to wit: common voting stock. The common stock shall have unlimited voting rights provided in the Nevada Business Corporation Act.
     None of the shares of the corporation shall carry with them the pre-emptive right to acquire additional or other shares of the corporation. There shall be no cumulative voting of shares.

                            ARTICLE V
             INDEMNIFICATION AND NUMBER OF DIRECTORS
     No shareholders or directors of the corporation shall be individually liable for the debts of the corporation or for monetary damages arising from the conduct of the corporation. The corporation shall consist of no less than one (1) officer and director and no more than seven (7) officers and directors.

                            ARTICLE VI
                             BY-LAWS
     Provisions for the regulation of the internal affairs of the corporation not provided for in these Articles of Incorporation shall be set forth in the By-Laws.

                           ARTICLE VII
                    RESIDENT OFFICE AND AGENT
     The address of the corporation's initial resident office shall be 3350 West, Spring Mountain Road Suite #60, Las Vegas, NV 89102. The corporation's initial registered agent at such address shall be Alewine Limited Liability Company. '

     I hereby acknowledge and accept appointment as corporation registered agent:
                          Alewine Limited Liability Company, Inc.


                                   By:

                           ARTICLE VIII

                          INCORPORATORS

      The identity and address of the sole incorporator is:

                 George 1. Norman III (President)
                3305 West Spring Mountain Road #60
                     Las Vegas, Nevada 89102

     The aforesaid incorporator shall be the initial Director of the corporation and shall act as such until the corporation shall have conducted its organizational meeting or until one or more successors shall have been elected and accepted their election as directors of the corporation.

                              ______________________
                              GEORGE I. Norman III





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     IN WITNESS WHEREOF, George I. Norman III, has executed these
Articles of Incorporation in duplicate this 14th day of April, 1997, and say:

     That I am the sole incorporator herein; that I have read the above and foregoing Articles of Incorporation; that I know the contents thereof and that the same is true to the best of my knowledge and belief, excepting as to matters herein alleged on information and belief, and as to those matters I believe them to be true.



                                       _______________________
                                       George I. Norman III




State of Nevada
                        ss
County of Clark


         Subscribed and sworn before me this 14th day of April, 1997 by George I. Norman III.

                                  ______________________
                                  Notary Public